UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2025

RENOVARO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38751	45-2259340
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2080 Century Park East, Suite 906

Los Angeles, CA 90067
 (Address of principal executive offices)

+1 (305) 918-1980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	RENB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 7, 2025, Renovaro Inc. (“Renovaro”) entered into an Exchange Agreement (the “Exchange Agreement”) with certain accredited investors (the “Investors”), all of whom are existing shareholders of the Company. Pursuant to the Exchange Agreement, the Investors agreed to exchange an aggregate of $9.7 million in outstanding secured promissory notes (the “Secured Notes”) for $16.1 million in new convertible promissory notes (the “Convertible Notes”), representing a 65% premium to the principal and interest amount of the Secured Notes. The Convertible Notes mature on July 31, 2025 and do not bear any interest. The exchange was completed to restructure the Company’s debt obligations and provide additional flexibility to support strategic initiatives.

Immediately following the issuance of the Convertible Notes on July 7, 2025, the Investors elected to convert the entire $16.1 million principle amount into an aggregate of 53.6 million shares of common stock (the “Conversion Shares”), based on the stated $0.30 per share conversion price. The $0.30 per share conversion price of the Convertible Notes represented a premium to the closing price of the Company’s common stock on July 7, 2025, the date of execution and conversion. As a result, the issuance of the 53.6 million shares of common stock upon conversion of the Convertible Notes did not constitute a “below market” issuance under applicable Nasdaq listing rules and did not trigger stockholder approval requirements under Nasdaq Listing Rule 5635(d). The shares were issued without any additional consideration from the Investors.

As a result of the foregoing transactions, the Company (i) eliminated $9.7 million of secured indebtedness, (ii) issued $16.1 million in Convertible Notes to the same holders, and (iii) issued 53.6 million shares of common stock upon full conversion of such Convertible Notes. The shares of common stock will be issued on or before July 11, 2025 and no cash will be issued for any fractional shares. The transactions did not involve any cash proceeds to the Company.

The foregoing summary is qualified in its entirety by refenced to the form of Exchange Agreement, the form of Convertible Note, and the form of Election Notice, attached hereto as Exhibits 99.1, 99.2 and 99.3.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

The issuance of the convertible notes and the shares of common stock are being made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D. The Holders are accredited investors acquiring the shares for investment purposes and are existing investors of the Company.

Item 7.01 Regulation FD Disclosure.

On July 9, 2025, the Company issued a press release announcing the exchange of $9.7 million in senior debt into convertible notes, which the Holders elected to convert into approximately 53.6 million shares of common stock. A copy of the press release is furnished as Exhibit 99.4 to this Current Report on Form 8-K.

The information under this Item 7.01 and Exhibit 99.4 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act or Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Form of Exchange Agreement
99.2	Form of Convertible Note
99.3	Form of Conversion Notice
99.4	Press Release of Renovaro Inc. dated July 9, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVARO INC.

By:	/s/ David Weinstein
Name: David Weinstein Title: Chief Executive Officer

Date: July 9, 2025